Exhibit 99.1

For Immediate Release

Company Contact:	Investor Relations Contact:

Ms. Veronica Chen, Chief Financial Officer	Ms. Linda Salo, Sr. Financial Writer
Email: vjchen36@hotmail.com	Email: linda.salo@ccgir.com
Tel: +86-22-2798 4358	Tel : +1 646-922-0894 (NY office)

Mr. Crocker Coulson, President
Email: crocker.coulson@ccgir.com
Tel: +1-646-213-1915 (NY office)
www.ccgirasia.com

Yayi International Inc. Announces Change in Its Fiscal Year

TIANJIN, China – March 29, 2010 – Yayi International Inc., (OTC Bulletin Board: YYIN) ("Yayi International" or "the Company"), the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children, and adults in the People’s Republic of China ("China"), today announced a change in its fiscal year end from October 31 to March 31, effectively immediately. The first full fiscal period after the change will be for the twelve months ended March 31, 2011.

Yayi International expects to file a transaction report on Form 10-K to report the audited transitional financial results for the five-month period from November 1, 2009 to March 31, 2010 on or before the filing deadline on June 29, 2010. The change in fiscal year end has been made because of seasonality as the fourth quarter of the calendar year is the peak season for sales. The Company wants to focus its time and resources on business operations during that time and would work through annual budget and audit preparations during the first quarter of the following calendar year.

About Yayi International

Yayi International is the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children and adults in China. Its current formula product lines are targeted at the premium market segment and health-conscious consumers. The Company has a vertically-integrated production process. It sources raw goat milk from its proprietary dairy farms and neighboring goat dairy farmers on a long-term contract basis in milk collection centers, which ensures high quality control of its products. The Company's distribution network comprises of a nationwide footprint across China in 27 provinces and municipalities including infant-maternity store chains, supermarkets (including multinational chains), and drug stores as well as catalogue sales and a dedicated online store at Taobao.com.

Forward-looking Statements:

This press release contains certain statements that may include 'forward-looking statements'. All statements other than statements of historical fact included herein are 'forward-looking statements'. These forward looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

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